EXHIBIT 99.1

March 16, 2005

Steven Wingfield (301) 564-3354
Mari Angeles Major-Sosias (301) 564-3353

USEC Reports Solid Results in Fourth Quarter and Full Year 2004

•	USEC restates prior financial statements

•	$23.5 million net income in 2004 as EPS more than doubles year over year

•	Gross profit margin rises to 13.7 percent on higher uranium prices

•	Cash flow from operations of $52.6 million; year-end cash balance of $174.8 million

•	2005 earnings guidance in range of $25 to $30 million net income

•	Paducah plant achieves highest level of production cells online in over 25 years

Bethesda, MD – USEC Inc. (NYSE: USU) today reported net income for the year ended December 31, 2004 of $23.5 million or 28 cents per share compared to net income of $9.8 million or 12 cents per share in 2003. For the quarter ended December 31, 2004, USEC reported net income of $28.2 million or 33 cents per share compared to a net loss of $0.7 million or 1 cent per share in the same period last year. Financial results for 2003 and the quarterly results for 2004 have been restated, and numbers in this release reflect this restatement, as discussed below.

The Company’s investment in the American Centrifuge, which is expected to be the world’s most efficient uranium enrichment technology, continues to affect financial results. During 2004, USEC spent $64.6 million on the American Centrifuge demonstration, including $58.5 million that was expensed, which had the effect of reducing net income by about $36 million or 43 cents per share. In 2003, USEC expensed $44.8 million of advanced technology costs, which had the effect of reducing net income by about $28 million or 34 cents per share.

James R. Mellor, USEC chairman and chief executive officer said, “Our solid operations and strong financial results clearly show that USEC continues to be on the right track. Careful management of our costs, efficient operations and a clear emphasis on our future with the American Centrifuge technology all demonstrate that management is focused on the priorities that will deliver shareholder value.”

“Looking ahead to 2005, we will be sharply focused on our strategic priorities and are encouraged by the commercial nuclear power industry’s strong fundamentals and potential. We are providing net income guidance in a range of $25 to $30 million, or 29 to 35 cents per share. This earnings guidance includes our significant investment in the American Centrifuge. While this spending reduces net income in the near term, we believe that it will increase shareholder value in the longer term,” he said.

Revenue

For the year ended December 31, 2004, total revenue was $1,417.2 million compared to $1,445.3 million in 2003. Revenue for the fourth quarter was a record $648.5 million, compared to $399.4 million for the same quarter a year ago. USEC’s revenue is primarily related to the sale of the Separative Work Unit (SWU) component of low enriched uranium (LEU).

Revenue from the sale of SWU in 2004 was $1,027.3 million compared to $1,110.8 million in 2003. SWU sales volume in 2004 was 8 percent lower than in 2003 as deliveries were negatively affected by postponed refuelings due to the temporary shutdown of a Japanese customer’s reactors for special inspections, and by lower contractual commitments. The lower revenue in 2004 was partially offset by an improved gross profit margin on SWU sales. After several years of declining average SWU prices billed to customers, average invoiced prices showed slight improvement in the second half of 2004. As anticipated, approximately half of USEC’s annual SWU deliveries occurred in the fourth quarter, resulting in 60 percent higher SWU revenue compared to the same quarter last year.

Revenue from uranium sales increased 33 percent to $224 million in 2004 from $168.5 million in 2003. The average price for uranium billed to customers increased 20 percent during 2004 while volume was 11 percent higher. USEC’s uranium inventory is being supplemented with uranium available as a result of underfeeding operations at the Paducah, Kentucky enrichment plant. Underfeeding uses less uranium in the enrichment process but requires more SWU, which requires more electric power. Underfeeding results in incremental uranium available to USEC to sell at today’s higher prices. Uranium prices increased 62 percent in 2004.

Revenue from U.S. government contracts totaled $165.9 million in 2004, virtually unchanged from 2003. The acquisition of NAC International, now a wholly owned subsidiary, was completed during the fourth quarter. Revenue from NAC during this several week period was not material to USEC’s 2004 results and has been included with revenue from U.S. government contracts on the income statement.

USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

Cost of Sales and Expenses

The average unit cost of production and purchases increased by 3 percent during 2004 compared with the corresponding period in 2003. The unit production cost increased due to higher costs for electric power, labor and benefits, and 5 percent lower production volume. The Company’s purchase costs per SWU increased under a market-based formula with Tenex, the Russian government’s executive agent under the Megatons to Megawatts program, which reflects the impact of higher SWU market prices since 2001. Under the average inventory cost method, coupled with USEC’s substantial inventory position, an increase or decrease in costs will have an effect on cost of sales in future periods.

“The work performed by our people to maintain the Paducah plant helped mitigate higher production costs by improving the plant’s efficiency in 2004,” Mellor said. “Our internal power efficiency index that measures how effectively we use electricity stayed at the high level achieved in 2003, which was the best performance since 1998. The number of production cells online, one measure of equipment availability, was at its highest level in 25 years.”

The gross profit margin for the year improved to 13.7 percent compared to 11.3 percent in the previous year. The key drivers in improved profit margin were the higher average uranium price billed to customers and the lower costs of purchases and production in previous periods that reduced the cost of sales.

Selling, general and administrative expenses totaled $64.1 million, which represented a $5.3 million or 8 percent reduction from 2003. For the quarter, SG&A was $16.9 million compared to $25.1 million during the same period last year. SG&A included a charge of approximately $8 million in 2003 and $2 million in 2004 related to the early retirement or severance for executive officers.

Other income in 2004 includes $4.4 million received from U.S. Customs and Border Protection as a reimbursement for a portion of qualified expenses incurred by USEC following U.S. government issuance of orders imposing countervailing duties on a European competitor. To offset the economic injury caused by unfair trade, U.S. companies can seek reimbursement under the law for qualifying expenses, such as research and development costs. This reimbursement was partly offset by an expense of $2.7 million representing acquired in-process research and development costs related to the acquisition of NAC.

Cash and Cash Flow

At December 31, 2004, USEC’s cash balance was $174.8 million. Cash flow from operating activities for the year was $52.6 million compared to $109.9 million for the prior year. The difference between the two periods was primarily due to decreased SWU sales in 2004 and a $33.2 million payment that year to resolve the termination of a power contract. Cash flow in 2004 also includes $35 million in short-term investments from 2003 that matured in 2004. In December 2004, USEC repurchased $25 million of its senior notes due in 2006.

Restatements of Financial Results

As detailed by USEC in a Form 8-K filed with the U.S. Securities and Exchange Commission on March 11, 2005, financial statements for all quarterly, interim or annual periods beginning with the fiscal year ended June 30, 1999 can no longer be relied upon and are being restated. The restatements correct timing in revenue recognition in connection with a limited number of uranium and SWU sales. In addition, the consolidated financial statements were corrected to remove a $45.2 million valuation allowance relating to deferred income tax assets established in 1999. Both of these corrections were a result of inadvertent errors associated with the interpretation of complex accounting principles.

As a result of the restatements, net income in 2004 increased by $1.8 million (or $.02 per share), net income in 2003 was reduced by $.9 million (or $.01 per share), the net loss in the six-month period ended December 31, 2002, was reduced by $2.0 million (or $.02 per share), and net income in the fiscal year ended June 30, 2002, was reduced by $1.0 million (or $.01 per share). The impact of the restatements for periods prior to fiscal 2002 is reflected as an increase of $43.2 million to retained earnings at June 30, 2001. These changes are reflected in USEC’s annual report on Form 10-K for the year ended December 31, 2004.

Consistent with the standards of the Public Company Accounting Oversight Board, USEC management has concluded that the control deficiencies that resulted in these restatements constitute material weaknesses in its internal control over financial reporting. A material weakness is defined as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

To address these material weaknesses, USEC performed additional analysis and other post-closing procedures to ensure that the financial statements are prepared in accordance with generally accepted accounting principles. Accordingly, USEC management believes that the financial statements included in this earnings release present fairly in all material respects the financial condition, results of operations and cash flows for the periods presented.

Outlook for 2005

USEC expects revenue to total approximately $1.5 billion in 2005. Revenue from SWU is expected to be approximately $1.1 billion. Sales of SWU and uranium will again be weighted to the fourth quarter reflecting the timing of customers’ reactor refuelings similar to 2004. After several years of declines, we expect the average price per SWU billed to customers to continue the trend begun in the second half of 2004 and improve modestly in 2005. Revenue from the sale of uranium is expected to total approximately $250 million, including approximately $50 million from sales of uranium generated from underfeeding or purchased from third party suppliers. The new NAC subsidiary should provide approximately $30 million in revenue. Revenue from U.S. government contracts is expected to be about $175 million. The average gross margin for all business segments is expected to be between 12 and 14 percent.

The Company is providing net income guidance for 2005 in a range of $25 to $30 million, or 29 to 35 cents per share. This earnings guidance includes our significant investment in the American Centrifuge, USEC’s future technology.

USEC expects to invest approximately $110 million in the American Centrifuge technology in 2005. We anticipate that approximately $55 million related to demonstration activities will be expensed, which would have the effect of reducing net income by about $34 million or 40 cents per share. The remaining $55 million is expected to be capitalized. As testing and demonstration proceeds, the Company will regularly reassess allocation between expense and capital of these American Centrifuge costs during 2005. A higher allocation of the costs to expense would reduce net income.

USEC expects cash flow from operating activities to improve over 2004. Cash flow from operating activities is expected to be in a range of $150 to $170 million, and capital expenditures should total approximately $70 million, including $55 million related to the American Centrifuge Plant. The Company anticipates ending the year with a cash balance in a range of $200 to $220 million.

American Centrifuge Status Update

USEC is in the process of demonstrating its next-generation American Centrifuge uranium enrichment technology. USEC expects to begin operation of the American Centrifuge Demonstration Facility in Piketon, Ohio in late 2005. As NRC licensing progresses and milestones under the DOE-USEC Agreement are reached, the Company expects to begin construction of the American Centrifuge Plant in 2007, reaching an annual production capacity of 3.5 million SWU by 2010.

USEC has applied for a construction and operating license for the American Centrifuge Plant and is working with the NRC for approval of the application in late 2006. USEC expects to spend approximately $170 million for centrifuge demonstration costs through December 2006. Although this estimate of demonstration costs exceeds USEC’s previous estimate of $150 million, the Company continues to estimate that it will cost up to $1.5 billion to demonstrate and deploy this advanced uranium enrichment technology.

Engineering, assembling and testing of the initial centrifuge machines continue at USEC’s test facilities located in Oak Ridge, Tennessee. In January 2005, USEC announced it had met the milestone under the DOE-USEC Agreement of beginning testing of the American Centrifuge machines. The Company has now met the first eight milestones on or ahead of schedule and is on track to meet the next milestone of beginning centrifuge manufacturing by June 2005, which will provide machines for the demonstration facility slated to begin operations late this year.

This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the products and services of USEC and its subsidiaries, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions and the impact of litigation upon existing restrictions on imports of foreign-produced LEU and uranium, USEC’s ability to renegotiate or replace revolving credit commitments by September 2005 and to refinance senior notes by January 2006, performance under U.S. government contracts and audits of allowable costs billed under U.S government contracts, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2004		2003	2004		2003
			As restated(1)			As restated(1)

Revenue:
Separative work units	$484.2		$302.3	$1,027.3		$1,110.8
Uranium	119.2		59.7	224.0		168.5
U.S. government contracts and other	45.1		37.4	165.9		166.0

Total revenue	648.5		399.4	1,417.2		1,445.3

Cost of sales:
Separative work units and uranium	517.5		320.4	1,071.6		1,131.4
U.S. government contracts and other	40.6		34.1	151.5		150.2

Total cost of sales	558.1		354.5	1,223.1		1,281.6

Gross profit	90.4		44.9	194.1		163.7
Centrifuge demonstration costs	22.1		12.1	58.5		44.8
Selling, general and administrative	16.9		25.1	64.1		69.4
Other (income) expense, net	(1.7	)(2)	—	(1.7	)(2)	—

Operating income	53.1		7.7	73.2		49.5
Interest expense	10.7		9.7	40.5		38.4
Interest (income)	(1.2)		(.8)	(3.9)		(5.4)

Income (loss) before income taxes	43.6		(1.2)	36.6		16.5
Provision (credit) for income taxes	15.4		(.5)	13.1		6.7

Net income (loss)	$28.2		$(.7)	$23.5		$9.8

Net income (loss) per share – basic and diluted	$.33		$(.01)	$.28		$.12
Dividends per share	$.1375		$.1375	$.55		$.55
Weighted average number of shares outstanding – basic	85.0		82.5	84.1		82.2

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(millions)

	December 31,
	2004	2003
		As restated (1)
ASSETS
Current Assets
Cash and cash equivalents	$174.8	$214.1
Short-term investments (3)	—	35.0
Accounts receivable – trade	238.5	254.5
Inventories	1,009.4	883.2
Deferred income taxes	26.5	—
Other current assets	31.8	70.7

Total Current Assets	1,481.0	1,457.5
Property, Plant and Equipment, net	178.0	185.1
Other Long-Term Assets
Deferred income taxes	73.5	97.7
Prepayment and deposit for depleted uranium	23.5	47.1
Prepaid pension benefit costs	82.9	76.3
Inventories	156.2	266.1
Goodwill	4.3	—

Total Other Assets	340.4	487.2

Total Assets	$1,999.4	$2,129.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$201.0	$187.1
Payables under Russian Contract	89.7	119.3
Termination settlement obligation under power purchase agreement	—	33.2
Uranium owed to customers and suppliers	44.5	45.0
Deferred revenue and advances from customers	20.2	59.7

Total Current Liabilities	355.4	444.3
Long-Term Debt	475.0	500.0
Other Long-Term Liabilities
Deferred revenue and advances from customers	6.9	13.5
Depleted uranium disposition	26.1	53.5
Postretirement health and life benefit obligations	145.2	138.1
Other liabilities	66.2	50.9

Total Other Liabilities	244.4	256.0
Stockholders’ Equity	924.6	929.5

Total Liabilities and Stockholders’ Equity	$1,999.4	$2,129.8

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended
	December 31,
	2004	2003
		As restated(1)
Cash Flows from Operating Activities
Net income	$23.5	$9.8

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31.8	29.3
Depleted uranium disposition	(3.8)	(5.4)
Deferred revenue, net of deferred costs	(12.1)	(37.5)
Deferred income taxes	1.6	(1.7)

Changes in operating assets and liabilities:
Short-term investments – (increase) decrease (3)	35.0	(35.0)
Accounts receivable – decrease	16.0	1.5
Inventories – net (increase) decrease	(17.0)	117.7
Payables under Russian Contract – increase (decrease)	(29.6)	12.7
Payment of termination settlement obligation under power purchase agreement	(33.2)	—
Accounts payable and other liabilities – increase	37.9	5.4
Other, net	2.5	13.1

Net Cash Provided by (Used in) Operating Activities	52.6	109.9

Cash Flows Used in Investing Activities
Capital expenditures	(20.2)	(24.9)
Investment in NAC Holding Inc., net of cash acquired	(8.1)	—
Deposit relating to acquisition of NAC Holding Inc.	(6.0)	—

Net Cash (Used in) Investing Activities	(34.3)	(24.9)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(46.3)	(45.2)
Repurchase of senior notes	(25.6)	—
Common stock issued	14.3	3.2

Net Cash (Used in) Financing Activities	(57.6)	(42.0)

Net Increase (Decrease)	(39.3)	43.0
Cash and Cash Equivalents at Beginning of Year	214.1	171.1

Cash and Cash Equivalents at End of Year	$174.8	$214.1

Supplemental Cash Flow Information:
Interest paid	$35.2	$34.7
Income taxes paid (refund)	3.6	(10.0)

(1)	USEC has restated the consolidated balance sheet at December 31, 2003, the consolidated statements of income (loss) for the three months and year ended December 31, 2003, and the consolidated statement of cash flows for the year ended December 31, 2003. As a result of the restatements, net income was reduced by $1.6 million (or $.02 per share) in the three months and by $.9 million (or $.01 per share) in the year ended December 31, 2003, and deferred tax assets and stockholders’ equity were increased by $45.2 million at December 31, 2003. The restatements correct inadvertent errors in the application of generally accepted accounting principles dealing with complex and technical accounting issues relating to the recognition of revenue and a valuation allowance relating to deferred income taxes.

(2)	Other income in the three months and year ended December 31, 2004, includes income of $4.4 million ($2.7 million or $.03 per share after tax) from reimbursement of qualified expenses paid to USEC from customs duties collected from a European competitor as a result of an order against unfairly traded LEU, partly offset by an expense of $2.7 million (or $.03 per share) for acquired in-process research and development expense relating to the acquisition of NAC.

(3)	Certain amounts reported in the consolidated financial statements have been reclassified to conform with the current presentation. Short-term investments of $35.0 million reported in the balance sheet at December 31, 2003, have been reclassified from cash and cash equivalents. An investment in an auction-rate security with a stated maturity date in excess of 90 days is no longer reported as cash and cash equivalents and has been reclassified to short-term investments at December 31, 2003.